Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement on Form S-1 of PB Properties & Investments, Inc. (hereinafter “the Company”) of our report dated October 4, 2010, with respect to the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception on October 24, 2008 through December 31, 2009 of the Company included in this Registration Statement on Form S-1 for the period from the date of inception on October 24, 2008 to June 30, 2010.

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
March 18, 2011 ___________________________________
Date